THE BANK OF NEW YORK

101 Barclay Street

New York, New York 10286

May 7, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Attn.: Document Control

Re:

Depositary Shares Evidenced by American Depositary Receipts

for Ordinary Shares of the Par Value EUR Two Each of

Heineken N.V (F-6 file No. 333-113411)

Dear Sir/Madam:

Pursuant to rule 424(b) (3) under the Securities Act of 1933, as amended, on behalf of The Bank of New York, as depositary for securities against which American Depositary Receipts are to be issued, we enclosed ten copies of the revised prospectus (the “Prospectus”) for Heineken N.V. As required by Rule 424(e) the upper right hand corner of the cover page of each copy has a reference to Rule 424(b)(3) and to the file number of the registration statement to which the prospectus relates.

Pursuant to Section III B of the General Instructions to the form F-6 Registration Statement, the Prospectus consist of the ADR certificate for Heineken N.V.

Due to the par value for Heineken, the Prospectus has been revised to include the par value change to: EUR 1.60 per share.

Please contact me at (212) 815-8250, or in my absence Cristina Cobb at (212) 635-1507, with any comments or questions.

Please stamp the enclosed copy of this letter to indicate receipt of the enclosures, and return the stamped copy to the undersigned using the stamped envelope enclosed for your convenience.

Very Truly Yours

/s/ Michael Fitzpatrick

Michael Fitzpatrick

Assistant Treasurer

Enclosure

cc:

Paul Dudek, Esq. (Office of International Corporate Finance)